UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 28, 2008

Date of Report (Date of earliest event reported)

ZYMOGENETICS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-33489	91-1144498
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Eastlake Avenue East Seattle, Washington	98102-3702
(Address of principal executive offices)	(Zip Code)

(206) 442-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2008, ZymoGenetics, Inc. (the “Company”) announced a restructuring of its relationship with Merck Serono International, a branch of Laboratories Serono S.A. (“Merck Serono”), a division of Merck KGaA, Darmstadt, Germany. As part of the restructuring, the Company and Merck Serono amended and restated certain agreements between the parties (or their affiliates) as further described below.

Development and Marketing Agreement

On August 28, 2008, the Company and Ares Trading S.A., an affiliate of Merck Serono, entered into the First Amended and Restated Development and Marketing Agreement (the “Restated Development Agreement”), which amends and restates the Collaborative Development and Marketing Agreement, effective August 30, 2001 (the “Original Development Agreement”). Pursuant to the Original Development Agreement, the parties have been co-developing atacicept in autoimmune diseases and cancer. The Company exercised its contractual right under the Original Development Agreement to discontinue its co-development and co-funding obligations and converted its rights to an exclusive license to Merck Serono.

Under the Restated Development Agreement, the Company will not be responsible for funding development costs for any product under the agreement incurred after June 1, 2008, and Merck Serono becomes responsible for funding all of the program costs on a worldwide basis. As a result of the Company’s discontinuation of its cost sharing obligations, Merck Serono now has worldwide development and commercialization rights for products developed under this agreement, including atacicept. Merck Serono will pay the Company milestone fees and royalties on worldwide net sales.

The Company will continue to be responsible for certain ongoing activities, including the lupus nephritis clinical trial through June 30, 2009 or such earlier date determined by Merck Serono, in its sole discretion, and will have its expenses reimbursed by Merck Serono.

Strategic Alliance Agreement

On August 28, 2008, the Company and Serono Technologies S.A., an affiliate of Merck Serono, entered into the First Amended and Restated Strategic Alliance Agreement (the “Restated Alliance Agreement”), which amends and restates the Strategic Alliance Agreement, dated October 12, 2004.

The Restated Alliance Agreement revises Merck Serono’s exclusive option to acquire rights to product development candidates resulting from research under the strategic alliance. Under the revised terms, the Company and Merck Serono will now have an alternating option right to obtain an exclusive, worldwide, royalty bearing license to a product candidate jointly developed pursuant to the strategic alliance, with Merck Serono having the option for the first product candidate. Under certain circumstances, Merck Serono has the ability to obtain an exclusive license to a product candidate for which the Company has exercised its option. An exclusive license will provide that if the licensee seeks a partner for the applicable product candidate, the licensor will have the right to opt in to co-develop and co-commercialize the product candidate on pre-negotiated terms, including retroactive and prospective cost sharing, royalties and milestone fees. In addition to its co-development and co-commercialization rights within the United States, Merck Serono will have an exclusive license outside of the United States whether Merck Serono opts in to develop a product candidate of the Company or the Company opts in to develop a product candidate of Merck Serono.

In addition to the foregoing agreements, the Company is a party to certain other licensing and other agreements with Merck Serono and its affiliates with regard to earlier stage product candidates. In connection with the restructuring of the Company’s relationship with Merck Serono, the parties also converted their co-development/co-commercialization agreements for IL-17RC and IL-31 to licenses comparable to those contained in the Restated Alliance Agreement, with Merck Serono receiving an exclusive license and all rights to IL-17RC and the Company receiving an exclusive license and all rights to IL-31.

The foregoing summaries of the Restated Development Agreement and the Restated Alliance Agreement are qualified in their entirety by reference to the full text of the Restated Development Agreement and the Restated Alliance Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Item 8.01	Other Events.

On September 3, 2008, the Company issued a press release relating to the restructuring of its relationship with Merck Serono, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	ZymoGenetics, Inc. press release dated September 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYMOGENETICS, INC.

Date: September 2, 2008	By:	/s/ James A. Johnson
James A. Johnson
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	ZymoGenetics, Inc. press release dated September 3, 2008.